Exhibit 10.14

DELUXE CORPORATION	RESTRICTED STOCK UNIT AWARD AGREEMENT

AWARDED TO	AWARD DATE	TOTAL NUMBER OF RESTRICTED STOCK UNITS

1.
The Award. Deluxe Corporation, a Minnesota corporation (“Deluxe“), hereby grants to you as of the above Award Date the above number of restricted stock units (“Units”) on the terms and conditions contained in this Restricted Stock Unit Award Agreement (including the Addendum attached hereto, the “Agreement”) and Deluxe’s 2017 Long Term Incentive Plan (the “LTIP”), a copy of each of which has been provided to you. Deluxe hereby confirms the grant to you, as of the Award Date and subject to the terms and conditions in this Agreement and the Plan, of the number of Restricted Stock Units specified above (the “Units”). Each Unit represents the right to receive one share of Deluxe’s common stock par value $1.00 (“Common Stock”), when the restrictions applicable to each Unit expire or terminate as provided below. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to an account in your name maintained by Deluxe. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of Deluxe. Any capitalized term used but not defined in this Agreement shall have the meaning given to the term in the LTIP as it currently exists or may hereafter be amended.

2.
Restricted Period and Vesting. The Units are subject to the restrictions contained in this Agreement and the LTIP for the Restricted Period (as defined below). As used herein, “Restricted Period,” shall mean, with respect to each of the three equal segments of 33-1/3 percent of the Units each, a period commencing on the Award Date and, subject to Section 4, ending with respect to each segment on its respective vesting date. Subject to Sections 4 and 5, with respect to the Units, the restrictions on a segment will lapse and the applicable segment will vest and become non-forfeitable on each of the first, second and third anniversary of the Award Date, so long as your service to Deluxe has not previously ended.

3.	Restrictions. The Units shall be subject to the following restrictions during the Restricted Period:

(a)	The Units shall be subject to forfeiture to Deluxe as provided in this Agreement and the LTIP.

(b)
The Units may not be sold, assigned, transferred or pledged during the Restricted Period. You may not transfer the right to receive the Units, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

(c)	Shares of Common Stock to be issued in settlement of the Units will not be issued until the restrictions lapse and the Units vest.

(d)
If cash or non-cash dividends or distributions are declared and paid by Deluxe with respect to its Common Stock, then at the same time that such dividends or distributions are paid to the shareholders you will have dividend equivalents credited to your account with respect to your Units. All such dividend equivalents shall be held by Deluxe until the end of the Restricted Period, at which time Deluxe will pay you all such dividends and other distributions, less applicable income tax and social security tax withholding. Any dividend equivalent payments paid with respect to any Units shall be paid when, and only to the extent that, the underlying Units actually vest and are settled in shares of Common Stock. If the Units are forfeited, then all rights to such dividend and distribution payments shall also be forfeited.

4.	Acceleration of Vesting.

(a)
In the event your employment with Deluxe is terminated by reason of death, Disability (as defined in the Addendum) or Qualified Retirement (as defined in the Addendum) any time during the Restricted Period, all of the yet unvested Units will vest (i.e., the restrictions on the Units shall lapse) and the Units shall become non-forfeitable as of the date of such termination.

(b)
Subject to subparagraph 4(c), in the event your employment is terminated during the Restricted Period by reason of involuntary termination without Cause, a pro-rata portion of the Units (based on the number of completed days elapsed since the Award Date) then subject to restrictions shall vest and become non-forfeitable as of the date of such termination.

(c)
Notwithstanding any provision contained in this Agreement that would result in Units vesting in full or in part at a later date, if, in connection with any Change of Control, the acquiring Person, surviving or acquiring corporation or entity, or an Affiliate of such corporation or entity, elects to assume the obligations of Deluxe under this Agreement and to

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replace the Units issuable under it with other equity securities that are listed on a national securities exchange (including by use of American Depository Receipts or any similar method) and are freely transferable under all applicable federal and provincial securities laws and regulations, the Units then subject to restriction shall continue to vest as set forth in Section 2, provided, however, the Units shall vest in full if, within twelve months of the date of the Change of Control:

(i)	Your employment with Deluxe is terminated by Deluxe without Cause, or

(ii)	Vesting would otherwise occur on any earlier date as provided under this Agreement.

In the event of any such Change of Control, the number of replacement equity securities issuable under this Agreement shall be determined by the Committee in accordance with Section 4(c) of the Plan. In the event of any such Change of Control, all references herein to the Units shall thereafter be deemed to refer to the replacement equity securities, references to Deluxe shall thereafter be deemed to refer to the issuer of such replacement equity securities, and all other terms of this Agreement shall continue in effect except as and to the extent modified by this subparagraph.

(d)
If the Change of Control does not meet the continuation or replacement criteria specified in subparagraph 4(c) above, all Units then subject to restriction shall vest in full immediately upon the Change of Control.

5. Forfeiture.

(a)
Subject to the provisions of Section 4, in the event your employment is terminated during the Restricted Period, or you engage in a Forfeiture Activity (as defined below) during the Restricted Period, your rights to all of the Units then subject to restrictions shall be immediately and irrevocably forfeited.

(b)
If, at any time within 12 months after the date any portion of this Award has vested, you engage in any Forfeiture Activity (as defined below), then the value of the Units received by you pursuant to such vesting must be paid to Deluxe within 30 days of demand by Deluxe. For purposes hereof, the value received by you shall be determined by multiplying the number of Units that vested times the closing price on the New York Stock Exchange of a share of Deluxe’s Common Stock on the vesting date (without regard to any subsequent increase or decrease in the fair market value of such Units).

(c)
As used herein, you shall be deemed to have engaged in a Forfeiture Activity if you (i) directly or indirectly, engage in any business activity on your own behalf or as a partner, shareholder, director, trustee, principal, agent, employee, consultant or otherwise of any person or entity which is in any respect in competition with or competitive with Deluxe or you solicit, entice or induce any employee or representative of Deluxe to engage in any such activity, (ii) directly or indirectly solicit, entice or induce (or assist any other person or entity in soliciting, enticing or inducing) any customer or potential customer (or agent, employee or consultant of any customer or potential customer) with whom you had contact in the course of your employment with Deluxe to deal with a competitor of Deluxe, (iii) fail to hold in a fiduciary capacity for the benefit of Deluxe all confidential information, knowledge and data, including customer lists and information, business plans and business strategy (“Confidential Data”) relating in any way to the business of Deluxe for so long as such Confidential Data remains confidential, or (iv) are terminated by Deluxe for Cause.

(d)
If any court of competent jurisdiction shall determine that the foregoing forfeiture provisions are invalid in any respect, the court so holding may limit such provisions in any manner which the court determines such that the provision shall be enforceable against you.

(e)
By accepting this Agreement, you consent to a deduction from any amounts Deluxe owes you from time to time (including amounts owed to you as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to you by Deluxe), to the extent of the amount you owe Deluxe under the foregoing provisions. Whether or not Deluxe elects to make any set-off in whole or in part, if Deluxe does not recover by means of set-off the full amount you owe, calculated as set forth above, you agree to pay immediately the unpaid balance to Deluxe.

(f)
You will be released from the forfeiture provisions of subparagraph (c)(i) in the event your employment with Deluxe has been involuntarily terminated without Cause. Otherwise, you may be released from the foregoing forfeiture provisions only if the Committee (or is duly appointed agent) determines in its sole discretion that such action is in the best interests of Deluxe.

(g)
Nothing contained in this Section 5 shall be construed to limit the provisions of Section 6(h) of the Plan (dealing with recoupment of awards made to certain officers of Deluxe), which are incorporated into this Agreement by reference.

6.
Delivery of Shares of Common Stock. Subject to Section 5, after any Units vest pursuant to Section 2 or Section 4, as applicable, Deluxe shall, as soon as practicable (but no later than 75 days after the applicable vesting date) cause to be

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issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one share of Common Stock in payment and settlement of each vested Unit. Delivery of shares of Common Stock shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by Deluxe’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the shares of Common Stock to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 8 and compliance with all applicable legal requirements as provided in the LTIP, and shall be in complete satisfaction and settlement of such vested Units. If the Units that vest include a fractional Unit, Deluxe shall round the number of vested Units to the nearest whole Unit prior to issuance of shares of Common Stock as provided herein.

7.
Rights. The Units subject to this award do not entitle you to any rights of a holder of Common Stock. You will not have any of the rights of a shareholder of Deluxe in connection with the grant of Units subject to this Agreement unless and until shares of Common Stock are issued to you upon settlement of the Units as provided in Section 2.

8.
Income Taxes. You are liable for any federal and provincial income taxes or any other taxes or social security amounts (such amounts including, but not limited to, Canada/Quebec pension plan contributions and employment insurance premiums) applicable upon the grant, holding or disposition of Units as the case may be pursuant to this Agreement, and upon delivery of the associated Shares or other payments under this Agreement, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Upon the distribution of shares of Common Stock, you shall promptly pay to Deluxe the amount of all applicable taxes required by Deluxe to be withheld or collected upon the distribution of the shares of Common Stock in settlement of the vested Units, such amount to be paid in cash or in previously acquired shares of Deluxe common stock having a fair market value equal to the tax withholding amount. In the alternative, you may direct Deluxe to withhold from shares of Common Stock otherwise to be distributed the number of Deluxe shares having a fair market value equal to the amount of all applicable taxes required by Deluxe to be withheld upon the distribution of the shares of Common Stock You acknowledge that no shares of Common Stock will be distributed to you unless and until you have satisfied any obligation for withholding taxes as provided in this Agreement.

9.
Terms and Conditions. This Agreement and the award of Units and the issuance of shares of Common Stock hereunder are subject to and governed by the provisions of the LTIP. In the event there are any inconsistencies between this Agreement and the LTIP, the provisions of the LTIP shall govern, as it may be amended or interpreted at Deluxe’s discretion, to meet any applicable requirements of Section 409A of the Internal Revenue Code.

By your acceptance of this restricted stock unit award, you agree to all of the terms and conditions contained in this Agreement and in the LTIP documents. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and Deluxe regarding the Units.
DELUXE CORPORATION
By: _______________________

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ADDENDUM TO
RESTRICTED STOCK UNIT AWARD AGREEMENT

For the purposes hereof, the terms used herein shall have the following meanings:

“Affiliate” shall mean a company controlled directly or indirectly by the Corporation, where “control” shall mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.

“Approved Retirement” shall mean any voluntary termination of employment on or after the date on which the sum of your age and years of employment with Deluxe and/or its Affiliates equals at least seventy-five (75) with the approval of the Compensation Committee of Deluxe’s Board of Directors, or any other termination of employment that the Compensation Committee of Deluxe’s Board of Directors should determine qualifies as an approved retirement.

“Beneficial Owner” shall have the meaning defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

“Cause” shall mean:

(i)	You have breached your obligations of confidentiality to Deluxe or any of its Affiliates;

(ii)	You have otherwise failed to perform your employment duties and do not cure such failure within thirty (30) days after receipt of written notice thereof;

(iii)	You commit an act, or omit to take action, in bad faith which results in material detriment to Deluxe or any of its Affiliates;

(iv)	You have had excessive absences unrelated to illness or vacation (“excessive” shall be defined in accordance with local employment customs);

(v)	You have committed fraud, misappropriation, embezzlement or other act of dishonesty in connection with Deluxe or any of its Affiliates or its or their businesses;

(vi)
You have been convicted or have pleaded guilty or nolo contendere to criminal misconduct constituting a felony or a gross misdemeanor, which gross misdemeanor involves a breach of ethics, moral turpitude, or immoral or other conduct reflecting adversely upon the reputation or interest of Deluxe or its Affiliates;

(vii)	Your use of narcotics, liquor or illicit drugs has had a detrimental effect on performance of employment responsibilities; or

(viii)	You are in default under any agreement between you and Deluxe or any of its Affiliates.

A “Change of Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)
any Person becomes the Beneficial Owner, directly or indirectly, of securities of Deluxe representing 30% or more of the combined voting power of Deluxe’s then outstanding securities, excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person any securities acquired directly from Deluxe or its Affiliates or in connection with a transaction described in paragraph (iii) below; or

(ii)
the individuals who at the date of your award election hereunder constitute the Board and any new director (other than a director whose initial assumption of office occurs within a year of and is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Deluxe) whose appointment or election by the Board or nomination for election by Deluxe’s shareholders was approved or recommended by a vote of a majority of the directors then still in office who either were directors at the date of your award election hereunder or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof; or

(iii)
the shareholders of Deluxe approve a plan of complete liquidation of Deluxe or there is consummated (A) a merger, consolidation, share exchange or similar transaction involving Deluxe, regardless of whether Deluxe is the surviving

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corporation or (B) the sale or disposition by Deluxe of all or substantially all Deluxe’s assets, other than a sale or disposition by Deluxe of all or substantially all of Deluxe’s assets to an entity, unless, immediately following such corporate transaction, all or substantially all of the individuals and entities who were the beneficial owners of Deluxe’s voting securities immediately prior to such corporate transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the surviving or acquiring entity resulting from such corporate transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such corporate transaction, of Deluxe’s voting securities.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Common Stock of Deluxe immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Deluxe immediately following such transaction or series of transactions.

“Disability” shall mean that you are suffering from a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, and that as a result of such impairment either: (i) you have received disability benefits for a period of not less than three months under a long or short-term disability plan or policy (or both), and are eligible for benefits under the long-term disability plan of Deluxe or any Affiliate of which you are employed at the time of such disability; or (ii) in the event that your employer does not have a long-term disability plan in effect at such time, you are unable to engage in any substantial gainful activity.

“Person” shall have the meaning defined in Section 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term shall not include (i) Deluxe or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Deluxe or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Deluxe in substantially the same proportions as their ownership of Common Stock of Deluxe.

For all purposes of this Award Agreement “separation from service”, “specified employee”, and “change in control event” shall have the meanings set forth in Treasury Regulations §1.409A-1(h), §1.409A-1(i), and §1.409A-3(i)(5), respectively, without regard to any of the optional provisions set forth in such regulations, except that

(i)
for purposes of Treas. Reg. §1.409A-1(h)(1)(ii), an employee shall be considered to have incurred a separation from service on the date on which it is reasonably anticipated that the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to less than 50 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months); and

(ii)
for purposes of identifying specified employees the safe harbor definition of compensation contained in Treas. Reg. §1.415(c)-2(d)(4) (compensation required to be reported on Form W-2 plus elective deferrals) shall be used, and compensation paid to a nonresident alien that is not effectively connected with the conduct of a trade or business within the United States shall be excluded.

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